Exhibit 99.1

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CHOICE HOTELS INTERNATIONAL APPOINTS ARTIFICIAL INTELLIGENCE LEADER
ALI KESHAVARZ TO BOARD OF DIRECTORS
New independent director brings deep expertise in AI and advanced analytics
NORTH BETHESDA, Md., July 1, 2026 — Choice Hotels International, Inc. (NYSE: CHH), one of the world’s leading lodging franchisors, today announced the appointment of Ali Keshavarz, President and Chief Data & Analytics Officer of CVS Health, to its Board of Directors.
“Ali is a highly accomplished leader whose experience and expertise in artificial intelligence will further strengthen our Board as we advance Choice Hotels International’s long-term growth strategy and continue creating value for our franchise owners, guests, and shareholders,” said Stewart Bainum Jr., chairman of the Choice Hotels International Board of Directors.
“Ali offers a proven track record of leading enterprise data, analytics, and AI transformation at scale,” added Dominic Dragisich, interim chief executive officer, Choice Hotels International. “We look forward to benefiting from his unique perspective as we continue to drive growth, improve unit economics for our hotel owners, and leverage the power of AI across the business.”
Keshavarz serves as Chief Data & Analytics Officer of CVS Health, where he leads enterprise strategy across data and analytics and is a key leader in the organization’s AI strategy across the company’s businesses. He previously served as Chief Analytics Officer for Aetna and CVS Caremark, helping build enterprise data and analytics capabilities at scale. Before joining CVS Health, Keshavarz spent more than a decade at McKinsey, where he advised clients on data-driven transformation and co-founded the firm’s healthcare analytics practice. He holds an M.B.A. from Columbia Business School and a B.A. in mathematics and economics from Northwestern University.

About Choice Hotels® Choice Hotels International, Inc. (NYSE: CHH), is one of the largest lodging franchisors in the world, with over 7,500 hotels, representing more than 650,000 rooms, in 51 countries and territories. A wide-ranging portfolio of 22 brands that includes full-service upper upscale, midscale, extended stay, and economy properties enables Choice® to meet travelers' needs in more places and for more occasions while driving more value for franchise owners and shareholders. The award-winning Choice Privileges® rewards program and co-brand credit card options provide members with a fast and easy way to earn reward nights and personalized perks. For more information, visit www.choicehotels.com.
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